Exhibit 10.8

XM EDGE RECEIVER

LICENSE AGREEMENT FOR COMMERCIAL AUDIO

This XM Edge Receiver License Agreement (this “Agreement”) is made this June 25, 2004 (the “Effective Date”), by and between:

XM SATELLITE RADIO INC., having its principal office at 1500 Eckington Place, N.E., Washington, D.C. 20002, U.S.A. (“XM”); and Info-Hold, Inc., having its principle office at 4120 Airport Rd., Cincinnati, Ohio 45226 (“Manufacturer”) (each, a “Party” and collectively, the “Parties”).

Recitals

WHEREAS, XM is in the business of providing digital direct radio satellite communication services; and

WHEREAS, the decoding of XM’s digital satellite signals requires specially designed satellite and terrestrial receivers incorporating proprietary chipsets; and

WHEREAS, Manufacturer is a developer, manufacturer and distributor of audio and on-hold messaging products for the commercial market; and

WHEREAS, XM desires that Manufacturer design, develop, produce and market receivers for the non-residential, commercial audio market and is willing to grant a license to Manufacturer therefore; and

WHEREAS, Manufacturer seeks to design, develop, produce and market such receivers and desires a license therefore;

NOW, THEREFORE, the Parties have agreed as follows:

1.	Definitions

For purposes of this Agreement, the following capitalized terms will have the following meanings.

1.1 “Affiliate” means a corporation, partnership or other entity controlled by, controlling or under common ownership or control with a Party.

1.2 “Commercial Market” means all retailers, distributors, and consumers of audio equipment for use in business locations and located in the United States.

1.3 “Development Information” means all information and knowledge relating to the design and development by Manufacturer of the XM Receiver under Article 2.1. that is not generally known, including, and whether or not patentable, all trade secrets, know-how, data, designs, specifications, material lists, drawings, algorithms, formulas, patterns, compilations, programs, samples, devices, protocols, methods, techniques, processes, procedures and results of experimentation and testing, excluding (i) the XM Information and (ii) any information or knowledge possessed or obtained by Manufacturer prior to the Effective Date.

1.4 “Development Patent Rights” means the patents and patent applications anywhere in the world, and all continuations, continuations-in-part, divisions, reissues, reexaminations, substitutions, additions and extensions thereof, and all supplementary protection certificates, relating to the design and development by Manufacturer of the XM Receiver under Article 2.1, excluding (i) XM Patent Rights and (ii) any patents, patent applications and/or rights possessed or obtained by Manufacturer prior to the Effective Date.

1.5 “Marks” means XM’s logo and trademarks as set forth in Appendix 4.

1.6 “Prototype Receiver” means the final industrial and mechanical design which performs in accordance with the XM Format and the Technical Specifications and successfully passes XM’s tests as per Article 2.4, with the acceptance of minor modifications for manufacturing and tooling.

1.7 “Dealer Channel” means those entities within the Commercial Market who purchase and resell Info-Hold products to end users in the Commercial Markets and whose primary business is the sale and installation of on-hold messaging and music distribution related systems to businesses, as identified in Attachment X. In addition the Dealer Channel also includes sales made directly by the Manufacturer to the end user, handled by the Manufacturer’s corporate commercial sales dept.

1.8 “Term” means the term of this Agreement as set forth in Article 8.1.

1.9 “Work” means the whole of Manufacturer’s performance of its obligations and exercise of its rights under this Agreement, including the design, development, production, promotion, distribution, marketing, and sales of the XM Receivers. Where the context so permits or requires, “Work” includes any part or parts of the Work.

1.10 “XM Chipset” means a set of integrated circuits or a single integrated circuit of XM version HCMOS8 or higher, which performs the channel decoding, source decoding, and conditional access processing on the XM signal.

1.11 “XM Edge” means one or more non-computer based receiver(s) containing an XM RF tuner (discrete or 1C based), an XM Chipset, and additional components, and capable of receiving SDARS programming delivered via either the TDM or the MCM bitstream, which is designed into a substantially small package or chipsets themselves or other embodiment, as determined by XM, and manufactured by XM-licensed manufacturers identified by XM from time to time.

1.12 “XM Information” means all information and knowledge relating to the XM System, and the XM Patent Rights that is not generally known, including, and whether or not patentable, all trade secrets, know-how, data, designs, specifications, material lists, drawings, algorithms, formulas, patterns, compilations, programs, samples, devices, protocols, methods, techniques, processes, procedures and results of experimentation and testing.

1.13 “XM Patent Rights” means the patents and patent applications anywhere in the world, and all continuations, continuations-in-part, divisions, reissues, reexaminations, substitutions, additions and extensions thereof, and all supplementary protection certificates, relating to the XM Format, the XM System or the XM Receiver technology that XM owns or will own, or is licensed or will be licensed to XM by WorldSpace International Network Inc. (“WorldSpace”), during the Term. XM Patent Rights that are issued U.S. patents assigned to XM as of the Effective Date are set forth in Appendix 3, which may be periodically updated.

1.14 “XM Receiver” means a complete, stand-alone, XM Satellite Radio consumer product offering and containing an XM Edge that receives XM’s SDARS programming and that conforms to the Technical Specifications described in Appendix 1, as updated or supplemented by XM from time to time.

1.15 “XM Service Area” means the United States and its territorial waters (other than Alaska and Hawaii).

1.16 “XM System” means a digital audio, visual imaging and/or data broadcasting system using time division multiplex (“TDM”) downlink and PSK modulation from two satellites and multicarrier modulation (“MCM”) from terrestrial repeaters to provide an S-band Satellite Digital Audio Radio Service (“SDARS”) in the United States pursuant to a license from the Federal Communications Commission.

1.17 “XM Validation Test” means an evaluation conducted by XM to determine whether a prototype receiver meets the requirements of the XM Format and Technical Specifications.

1.18 Forms of the word “include” mean “including, without limitation”; references to Articles and Appendices refer to Articles and Appendices of this Agreement; and references to “hereunder,” “herein,” “hereof,” and the like, refer to this Agreement, including all Appendices hereof.

2.	Receiver Development and Production

2.1 Development of XM Receivers.

2.1.1 Access to Work. XM will have reasonable access to the Work. The Parties will schedule regular meetings to review the progress of the Work. One of the subjects of such meetings may be, for example, the target maximum MSRP of each XM Receiver, the total quantity and description (including model names or other product identification) of all XM Receivers planned or being produced by Manufacturer, together with the number of returns, if any. Manufacturer will, at XM’s request, deliver to XM copies of designs and data generated in the course of performing the Work, including calculations and/or estimates of the final bill of materials, FOB, and retail prices.

2.1.2 XM Edge and Test Equipment. Manufacturer will negotiate and purchase XM Edge from one of the licensed XM Edge manufacturers listed in Appendix 2, and may purchase radio test equipment from the licensed test equipment manufacturer listed in Appendix 2.

2.1.3 Performance and Timing. Manufacturer will design, develop and deliver XM Receivers. Except as otherwise provided herein, Manufacturer will supply all personnel, materials, facilities and other resources necessary to perform the Work.

2.1.4 Subcontracts. Manufacturer and its Affiliates may subcontract the performance of all or part of the Work, but only with the prior written consent of XM, and only if such subcontractor agrees in writing to be bound by the terms of this Agreement. Any failure by a subcontractor to meet its obligations will not relieve Manufacturer of any of its obligations hereunder.

2.2 Transfer of XM Information and Technical Assistance. At Manufacturer’s request, XM will furnish Manufacturer with such XM Information and technical assistance as is reasonably necessary for Manufacturer’s performance of the Work, at XM’s then-current rates, and will cooperate with the field testing of XM Receivers. All technical assistance will be conducted at such times and places as XM may designate. Current rates are outlined in Appendix 5.

2.3 Production of XM Receivers. This Agreement only grants the Manufacturer and/or its Affiliates the right to produce XM Receivers for the Commercial market(s) and for sale through its Dealer Channel. Manufacturer and/or its Affiliates will produce XM Receivers for these markets in a quantity sufficient to meet customer demand. Manufacturer will use its commercially reasonable efforts to produce XM Receivers that are of high quality, appropriately priced, and fulfill its customers’ needs. This Agreement only grants Manufacturer the right to produce XM Receivers in the markets described herein and specifically does not grant Manufacturer and/or its Affiliates the right to produce XM Receivers for any other market.

2.3.1 Cost Reduction Measures. XM and Manufacturer shall pursue cost reduction strategies in order to reduce the cost of any XM Receivers manufactured pursuant to this Agreement, which shall include passing on to its customers the full economic benefit of this Article 2.3.1. To this end, Manufacturer agrees that it will adopt XM’s then-current XM Module cost reduction plans after depleting reasonable component inventories. In particular, Manufacturer hereby agrees that upon the availability of HCM0S9 or other subsequent generation XM Modules, it shall cease ordering the then-current XM Module and shall only place new orders for such subsequent generation XM Modules, which Manufacturer understands and agrees may require minor changes to Manufacturers XM Receiver design at Manufacturer’s expense.

2.4 Approval of XM Receivers.

2.4.1 Requests for Testing. All requests for testing will be accompanied by payment in full of XM’s testing fee, a prototype of the applicable receiver and all test data and schematics pertaining thereto. XM will endeavor in good faith to test, or have its authorized agent test, all prototype receivers submitted for testing within thirty (30) days from the date XM or such authorized agent has received such prototype and all test data and schematics pertaining thereto. Delays in testing will not entitle Manufacturer to cancel a testing order or to claim damages.

2.4.2 Type Approval. Prior to commencing production of any XM Receivers, Manufacturer will submit to XM for its inspection: (i) three (3) prototypes of each basic model of a receiver that Manufacturer proposes to manufacture (one to XM’s Washington, D.C. facility and two to XM’s innovation center in Florida), so that XM may confirm that such prototype receiver performs in accordance with the XM Format and the Technical Specifications; and (ii) the preliminary design specifications for such receivers, including all circuit diagrams, blueprints (or equivalents thereof), component specifications (if XM requests) and overall specifications of such prototype receiver as it relates to the XM System. If such prototype receiver successfully passes XM’s tests, which will ensure it performs in accordance with the XM Format and the Technical Specifications, it will be qualified as an “XM Receiver” under this Agreement. After a receiver has been qualified as an XM Receiver, only those changes may be made to it that are cosmetic in nature provided that such changes do not affect the XM Marks or the receiver’s function or quality, unless the receiver is resubmitted to XM for testing and XM confirms that this modified receiver continues to qualify as an XM Receiver. All testing will be performed at XM’s then current testing rates. As of the Effective Date, XM’s standard rates are as set forth in Appendix 5, but XM reserves the right to make reasonable changes to its rates without prior notification to Manufacturer.

3.	Receiver Marketing

3.1 Marketing the XM Receivers.

3.1.1 Licensed Manufacturers. XM hereby grants to Manufacturer the nonexclusive right to manufacture, distribute, and market XM Receivers to the Commercial market(s) through its Dealer Channel. Appendix 7 contains additional terms and conditions applicable to Manufacturer’s distribution and sale of the XM Receivers, including the compensation that XM will pay to Manufacturer in consideration of such distribution.

3.1.2 Promotional Material. Upon XM’s request, Manufacturer will include a description of XM and how to subscribe to XM’s programming services in the materials provided to the end-user consumers with the XM Receiver packaging. The wording of such materials shall require XM’s prior written approval prior to any use thereof. Manufacturer will also include XM Service promotional material provided by XM with the packaging of its XM Receivers.

3.1.3 Requirement to Promote XM Receivers. Manufacturer will promote XM Receivers in a manner at least equivalent to how it promotes other similar products.

3.1.4 Periodic Marketing Program Reviews. Manufacturer will meet with designated XM personnel, at XM’s request, on a mutually agreeable schedule (at least once per calendar quarter) to review the Manufacturer’s sales and marketing plans for the proceeding period. Topics for review include, but are not limited to, all promotional materials and any changes planned thereto; sales and production forecasts; sales and production accomplishments from prior periods; promotional budgets; new product plans and proposed modifications to product or collateral materials; XM technology roadmap and planned engineering change notices.

3.1.5 Shipment Reports. Manufacturer shall report to XM those XM Receivers (identified by the XM Radio Identification Number and Manufacturer’s serial number) shipped from Manufacturer’s factory to its retailers; such reports shall be provided to XM no later than the next business day following each shipment. XM shall provide to Manufacturer its standard reporting format for such Shipment Reports.

4.	Intellectual Property Licenses

4.1 XM Information License, XM Patent Rights License and Marks License.

4.1.1 License and Sublicense Grant. XM hereby grants to Manufacturer and its Affiliates a non-exclusive, non-transferable, revocable, indivisible license under the XM Information, and the Marks as necessary solely to perform, and have performed, the Work, and not for any other purpose. Manufacturer will have no right to sublicense to any third party without XM’s prior approval.

4.1.2 Licensed and Sublicensed Territory. Pursuant to Article 4.1.1, Manufacturer and its Affiliates may design, develop and/or manufacture, and have designed, developed, and/or manufactured, XM Receivers anywhere in the world for sale only in the XM Service Area; provided that Manufacturer will not use or authorize any public use, direct or indirect, of the Marks outside the XM Service Area; notwithstanding the foregoing, Manufacturer may exhibit, make presentations, introduce and/or demonstrate XM Receivers produced by Manufacturer worldwide for the purpose of technical and commercial promotion.

4.1.3 Royalty. XM reserves the right, upon thirty (30) days written notice to Manufacturer, to charge a reasonable royalty to Manufacturer in consideration of the licenses and sublicenses granted by XM under this Agreement during the initial term and any renewal term hereof, in addition to such royalties as shall be payable for technology provided to XM by third parties for inclusion in XM Edge or any other technology licensed hereunder. Any royalty charged by XM shall be fair, reasonable and non-discriminatory, and in particular equal for all licensees of XM with whom XM concluded license agreements similar to this Agreement. Any royalty charged by XM shall apply to all chipsets, XM Edge devices, or other XM-proprietor technology ordered from its respective suppliers delivered under binding formal proposals executed by Manufacturer following receipt of XM’s written notice. This provision will only apply to those systems with embedded XM receivers shipped or sold after the aforementioned 30 day notice. XM agrees that no levies, fees, nor royalties will be retroactively charged for shipments made prior to the date of written notice of royalty demand.

4.2 Proprietary Rights and Intellectual Property.

4.2.1 Development Rights. Manufacturer hereby grants to XM and its Affiliates, with the right to sublicense to third parties, a non-exclusive, non-transferable, indivisible, royalty-free, paid-up license under Development Information and Development Patent Rights to design, develop, manufacture and/or sell, or have designed, developed, manufactured and/or sold, products and/or services utilizing such Development Information and Development Patent Rights, which products and/or services relate solely to the digital audio visual imaging and/or digital broadcast system of XM and/or its Affiliates. Any such sublicense to a third party will be granted on the basis of reasonable compensation therefor and pursuant to other reasonable terms and conditions; provided, however, that Manufacturer may impose restrictions or prohibitions regarding the granting of such rights to specific third parties and that any royalties, revenue or other consideration received as compensation from such third party will be shared equally by XM and Manufacturer. Manufacturer agrees not to grant a license under Development Information and Development Patent Rights to specific third parties who promote or provide SDARS services. XM acknowledges the existing patents (Inventor: HAZENFIELD) currently under exclusive license to Manufacturer as follows: 5,991,374/ 5,920,616/ 5,870,461/ 6,687,352/ 6,272,211. XM further agrees that manufacturer is licensed by XM to embed the XM receiver into its patented on hold messaging systems for use with its existing clientele and for re-sale thru its Dealer Channel. XM acknowledges that this Agreement does not assign it the right to license use, or sublicense any of the existing patent rights of Manufacturer, nor does it allow XM to develop a competing product that infringes any existing patents of manufacturer. The intent of this agreement is to allow manufacturer to market XM radio satellite services by embedding it receiver its systems manufactured by manufacturer for re-sale to the general commercial public.

4.3 Use of the Marks.

4.3.1 Benefit of Use. Manufacturer’s use of the Marks will inure to the benefit of XM, and Manufacturer will not at any time acquire any rights in such Marks or any trademarks or trade dress similar thereto by virtue of any use it may make of any such Marks.

4.3.2 Good Will. All of the good will now or to be associated with the Marks belongs exclusively to XM and all good will associated with the Marks pursuant to Manufacturer’s use thereof will inure exclusively to XM’s benefit.

4.3.3 Proper Use. Manufacturer will mark all XM Receivers with the Marks and will use the Marks prominently in all advertising and promotional literature concerning the XM Receivers. The Marks will be affixed to the XM Receivers and used in any advertising and promotional material, in such a manner as to allow a person with normal vision to recognize the Marks, and will be at least as prominent in location and size as any other logo or mark of similarly licensed technology in similar products or similar advertising. Manufacturer will cause notice of XM’s ownership of the Marks to be used on each XM Receiver and used in any advertising and promotional material in such a manner and at least as frequently as Manufacturer uses said proprietary notice or equivalent with respect to any other logo or mark of similarly licensed technology in similar products or similar advertising. The following notice (or such other notice as XM may hereafter reasonably require) is an example of an appropriate notice:

XM is a registered trademark of XM Satellite Radio Inc.

4.3.4 Use of Similar Marks. Manufacturer will not adopt or use any name or trademark confusingly similar to any of the Marks.

4.4 Quality of XM Receivers.

4.4.1 Design and Evaluation Sample Review. Manufacturer agrees prior to finalization of the design for each basic model of an XM Receiver to furnish XM, free of cost, for XM’s prior written approval and comment as to quality and appearance for compliance with requirements to protect the Marks under applicable trademark law, the following: (i) testing procedures to be undertaken for such basic model of XM Receiver and all applicable performance standards and quality review procedures to be applied; (ii) sketches, drawings, mock-ups, photographs, or equivalents thereof of the exterior of such basic model of XM Receiver showing detail including the placement of all Marks and other trademarks, text, notices, symbols, designs and markings; (iii) a sample of each basic model of an XM Receiver when it becomes available; (iv) all printed materials which make reference to the XM name or technology including, but not limited to, User Manuals, Set-up Instructions and Trouble-shooting Guidelines; and (v) any Technical Support articles or instructions used to provide technical assistance on the product. XM’s approval hereinabove will not be unreasonably withheld.

4.4.2 Quality Control. XM will have the right to exercise reasonable quality control procedures and to supervise and approve the quality of the XM Receivers that Manufacturer markets under the Marks to ensure the protection of the Marks and the good will pertaining thereto.

4.4.3 Review of Promotional Materials and Production Samples. If XM reasonably requests, Manufacturer will furnish XM, free of cost, for prior comment and written approval, any advertising or promotional materials that include reference to XM Receivers or the Marks, or any production samples.

5.	Confidentiality and Nondisclosure of Proprietary Information

5.1 Confidentiality of Agreement. Neither Party will disclose the contents of this Agreement without the prior written consent of the other Party, except to the extent required by pertinent national or local laws and regulations, or in connection with bona fide financing activities.

5.2 Disclosure on Need to Know Basis. The Receiving Party agrees to transmit the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, only to those directors, officers, employees, agents or other representatives who need access to the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, for the purpose of performing their duties and/or exercising their rights pursuant to this Agreement, and who are informed by the Receiving Party of the confidential nature of the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, and who agree to be bound by the terms of this Agreement. The Receiving Party further agrees to be responsible for any breach of this Agreement by the Receiving Party or any director, officer, employee or other representative of the Receiving Party.

5.3 Exceptions. The obligation of the Receiving Party to retain Information in confidence will not apply to:

(i)	Information which is now in or hereafter enters the public domain beyond the control of the Receiving Party and without its violation of this Agreement;

(ii)	Information rightfully known to the Receiving Party prior to the time of disclosure by the Disclosing Party, or independently developed by the Receiving Party personnel without access to Information disclosed by the Disclosing Party;

(iii)	Information disclosed in good faith to the Receiving Party by a third party legally entitled to disclose the same; or

(iv)	Information which the Receiving Party discloses under operation of law, rule or legal process;

provided, however, that the burden will be on the Receiving Party to prove the applicability of one or more of the foregoing exceptions by documentary evidence should the Disclosing Party question the applicability of such exceptions; as to exception (iv), the Receiving Party will provide the Disclosing Party with prompt written notice of any request or legal proceeding through which the Receiving Party may be required to disclose such Information under operation of law, rule or legal process.

5.4 Labeling of Information. Information in tangible form is now and will at all times be labeled by the Disclosing Party as “Confidential” or “Proprietary.” If Information is disclosed orally or by demonstration, it must be specifically designated by the Disclosing Party as confidential information at the time of such initial disclosure and contained in an itemized written listing to be sent to the Receiving Party by the Disclosing Party within thirty (30) days following such initial disclosure. Notwithstanding this Article 5.4, all XM Information provided to Manufacturer prior to the Effective Date is deemed to be Information under Article 5.

5.5 Non-Competition. The Receiving Party agrees not to use the Information provided by the Disclosing Party to engage, represent in any way or be connected with, as officer, director, partner, employee, sales representative, proprietor, stockholder or otherwise of any business or activity that would compete with the business of the Disclosing Party, except as otherwise provided under Article 5.2.

5.6 Non-Disclosure and Non-Use. During the performance of this Agreement, one Party (“the Disclosing Party”) may exchange information which may be of a proprietary or confidential nature to the other Party (“the Receiving Party”), such as information concerning inventions, techniques, processes, devices, discoveries and improvements, or regarding administrative, marketing, financial, or manufacturing activities, and in the case of XM, such as XM Information. All such information, in any form, including, oral, written graphic, demonstrative, machine recognizable or sample form, and/or all copies thereof, labeled as required in Article 5.4 (“Information”), will be considered proprietary and confidential Information of the Disclosing Party, will be retained in confidence and will not be disclosed or caused or permitted to be disclosed directly or indirectly to any third party without the prior written approval of the Disclosing Party, and will not be used by the Receiving Party for any reason other than the performance of its duties and/or exercise of its rights under this Agreement. The Receiving Party further agrees that any material or data generated by the Receiving Party, based in whole or in part on Information disclosed by the Disclosing Party, will also be retained in confidence, except as otherwise provided in Article 5.3.

5.7 Property of Disclosing Party. The Receiving Party agrees that all Information disclosed to the Receiving Party hereunder will be and remains the property of the Disclosing Party. Any tangible form of Information including documents, papers, computer diskettes and electronically transmitted Information will be destroyed by the Receiving Party or returned, together with all copies thereof, to the Disclosing Party promptly upon termination or expiration of this Agreement. If such tangible form of Information is destroyed, a certification of such destruction executed by a duly authorized representative of the Receiving Party will be delivered to the Disclosing Party.

5.8 Remedies for Breach. The Receiving Party agrees that any breach by Receiving Party of this Article 5 would cause the disclosing party irreparable harm and that money damages would not be sufficient remedy for any breach of this Article 5 by the Receiving Party or any director, officer, employee, agent or other representative of the Receiving Party, and that in addition to any other rights or remedies which it may have, the Disclosing Party will be entitled to equitable relief, including injunction and specific performance, as a remedy for such breach.

5.9 Survival Upon Termination. The Receiving Party’s obligations under this Article 5 will terminate three (3) years after the Term, but in no event less than ten (10) years after the Effective Date, unless such obligation is sooner terminated by written notice given by the Disclosing Party to the Receiving Party.

5.10 No Reverse Engineering. Manufacturer shall not reverse-engineer, decompile, deconstruct or otherwise seek to determine the engineering of any XM Chipset, XM Edge, or any other proprietary technology licensed hereunder.

6.	Representations and Warranties

6.1 Authority. Each Party represents that it has the necessary corporate authority, and has taken the necessary steps, to enter into and fulfill its obligations under this Agreement.

6.2 Limitations.

6.2.1 Except as otherwise provided herein, XM makes no representations, extends no warranties or indemnification of any kind, expressed or implied, nor assumes any responsibilities whatsoever with respect to the manufacture, use, sale or other disposition by Manufacturer of XM Receivers.

6.2.2 XM makes no representations or warranties as to the commercial utility of the XM Information or the XM Patent Rights.

6.2.3 THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 6 ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY RESPECTING THE RESULTS TO BE OBTAINED FROM USE OF THE XM INFORMATION, XM PATENT RIGHTS OR THE XM SYSTEM. NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE, WHETHER BASED IN CONTRACT, IN TORT OR OTHERWISE, THAT MAY ARISE IN CONNECTION WITH THIS AGREEMENT.

6.3 No Knowledge of Infringement. As of the Effective Date, XM represents that it is unaware of any third party patent or other intellectual property right that would be infringed by the use of the XM Information, the XM Patent Rights, or the Marks, as contemplated by this Agreement. Except for the condition stated in the previous sentence in this Article, XM does not represent that the XM Receiver or the use of the XM Patent Rights, the XM Information, and the Marks does not infringe any patent or any other intellectual property right owned by any third party.

6.4 Nonreliance. Manufacturer represents that it will not rely solely upon technical information provided by XM, but will independently test, analyze, and evaluate XM Receivers before manufacturing and marketing them.

6.5 Performance of Work. Manufacturer represents that the Work will be performed in a timely and professional manner by qualified personnel of Manufacturer, Manufacturer’s Affiliates or agents.

6.6 XM Rights. XM represents that it owns and will own all right, title and interest or have a license to XM Information, XM Patent Rights, and Marks; that it has the right to grant the rights granted under this Agreement; that the granting of such rights does not require the consent of any third party; and that there are no agreements inconsistent with the provisions of this Agreement.

7.	Indemnification

7.1 Manufacturer Indemnification. Manufacturer will defend, indemnify and hold harmless XM from and against any and all suits, actions, claims, judgments, debts, obligations or rights of action of any nature or description arising from product liability laws with respect to XM Receivers manufactured by Manufacturer and all reasonable costs, including reasonable attorneys’ fees, incurred by XM with respect thereto. This indemnity provision will impose no obligation upon Manufacturer to the extent that the risk indemnified against hereunder arises solely from the negligent acts or omissions of XM or is otherwise attributable to XM under product liability laws.

7.2 XM Indemnification.

7.2.1 If Manufacturer is charged with infringement of a third party’s intellectual property rights, including patent rights, as a result of the development, manufacture and/or marketing of the XM Receiver within the XM Service Area, and if such alleged infringement arises from an aspect or function of the XM Receiver that was required pursuant to the Technical Specifications, XM will, at no expense to Manufacturer, do one or more of the following: (i) defend and indemnify Manufacturer against such charge or claim; and either (ii) procure for Manufacturer the right to continue such development, manufacture and/or marketing; or (iii) modify the design of the XM Receiver so that it no longer infringes, provided that such modification can be done without substantially impairing its functionality or performance.

7.2.2 Manufacturer will promptly notify XM in writing of any claim of infringement or indemnification and will provide XM with the authority, information and assistance necessary to defend or settle such claim; provided, however, that Manufacturer will have the right to participate in such defense and to approve any proposed settlement in advance. Manufacturer will have the right to take over from XM the defense of a claim at any time, provided that Manufacturer releases XM in writing from any further obligation of defense or indemnification in connection with such claim unless otherwise mutually agreed.

7.2.3 XM’s obligation of indemnification under this Article 7.2 is limited to the total amount of royalties paid by Manufacturer to XM under Article 4.1.3.

7.2.4 The obligations of XM and Manufacturer under this Article 7.2 will survive termination of this Agreement with respect to XM Receivers sold before the date of such termination.

8.	Term and Termination

8.1 Term. This Agreement will be effective as of the Effective Date and will continue in effect for two (2) years, with automatic one (1) year extensions thereafter unless earlier terminated pursuant to this Article 8 or unless either Party notifies the other Party, no later than ninety (90) days before the end of the original two (2) year term or of any one (1) year extension, of its desire not to extend this Agreement.

8.2 Assignment. Either Party may terminate this Agreement if the other Party attempts to assign it in violation of Article 10.

8.3 Force Majeure. Either Party may terminate this Agreement for Force Majeure in accordance with Article 12.6.

8.4 Insolvency. Either Party may terminate this Agreement upon notification to the other Party if the other Party becomes the subject of (i) a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors; or (ii) an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, and such petition or proceeding is not dismissed within sixty (60) days of filing.

8.5 Revocation or Nullity Action. If Manufacturer files any action against any of the XM Patent Rights, or any action challenging the validity of the XM Information, or otherwise disputes the validity of any of the foregoing, including any revocation or nullity action, XM may immediately terminate this Agreement.

8.6 Termination for Cause. If a Party substantially fails to comply with any of its obligations under this Agreement, and does not remedy the failure of performance within sixty (60) days after it has been notified thereof, (other than in the case of the failure to comply with a

Party’s obligation under Section 4 and 5, in which case such cure period shall be five (5) days) the other Party may terminate this Agreement at the end of such period, without prejudice to any damages or additional remedies that may be available at law or in equity. Any such termination will not affect any payments that have previously come due hereunder, or the furnishing of royalty statements as provided in Article 4.1.

8.7 Termination for Failure to Obtain Approvals. If any necessary approval of this Agreement pursuant to Article 12.8 has not been obtained within ninety (90) days following the Effective Date, either Party may terminate this Agreement.

9.	Post-Termination

9.1 Accrued Liability. Following any expiration or termination of this Agreement, neither Party will have any further rights or obligations hereunder except that: (i) such expiration or termination will not relieve either Party of any liability accrued prior to such expiration or termination; and (ii) such expiration or termination will not affect the continued operation or enforcement of any provision of this Agreement which by its express terms or by reasonable implication is to survive any expiration or termination.

9.2 Cessation of Use. Following any expiration or termination of this Agreement, Manufacturer will (i) stop using the Marks, and will not use or register any mark confusingly similar to the Marks, and (ii) stop using any of the XM Information; provided that Manufacturer may continue to exercise its rights hereunder to the extent reasonably necessary to fulfill any binding commitments existing as of the date of expiration or termination, or to otherwise liquidate Manufacturer’s inventory of XM Receivers on hand as of the date of expiration or termination, subject in all cases to Manufacturer’s obligation to abide by the quality standards imposed by this Agreement, and to pay royalties as provided herein.

10.	Assignment

Neither Party will assign this Agreement without the other Party’s prior consent, which will not be unreasonably withheld, except that either Party may freely assign this Agreement to any of its Affiliates.

11.	Settlement of Disputes

11.1 Amicable Resolution. The Parties will endeavor to resolve amicably any dispute arising out of this Agreement within thirty (30) days of receipt of notice of such dispute. If the Parties are unable to resolve such dispute within thirty (30) days, then they may refer the dispute to an independent third party who will, within a further thirty (30) days, review the dispute and recommend a resolution thereto. If the Parties cannot agree on such third party, or either Party disagrees with such third party’s recommendation, then Article 11.2 will apply.

11.2 Formal Arbitration.

11.2.1 In case of any controversy or claim arising out of or related to this Agreement, the parties agree to meet to resolve such dispute in good faith. Should such a resolution not be reached, the parties further agree that the matter shall be settled by arbitration administered by JAMS/Endispute (or such other alternative dispute resolution service provider as may be mutually agreed upon by the parties) in accordance with such entity’s expedited arbitration rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Washington, D.C. unless another location is agreed upon by the parties.

11.2.2 Nothing in this Article 11 will preclude either Party from seeking equitable relief from a court for the other Party’s breach of its obligations set forth in Article 5.

11.2.3 Pending a decision by the arbitrators as referred to in this Article 11, each Party will, unless the other Party otherwise directs, fulfill all of its obligations hereunder, including, to the extent reasonably practical, the obligation to take steps necessary during the arbitration proceedings to ensure that the Work will be delivered within the time stipulated or within such extended time as may be allowed.

12.	General Provisions

12.1 Amendment. Except as otherwise specifically provided herein, this Agreement only may be modified in writing and signed by the Parties’ duly authorized representatives.

12.2 Attorney’s Fees. If a dispute arises regarding this Agreement, the prevailing Party will be entitled to reasonable attorney’s fees and costs incurred.

12.3 Captions. The captions contained in this Agreement are inserted for convenience of reference only and will not affect the interpretation of the provisions captioned.

12.4 Entire Agreement. This Agreement embodies the Parties’ entire understanding related to the subject matter hereof and supersedes any prior agreements or understandings between the Parties relating hereto.

12.5 Execution. This Agreement may be executed in two signed counterparts, which together will constitute an original.

12.6 Force Majeure.

12.6.1 Neither Party will be liable to the other Party for any failure of, or delay in, its performance hereunder due to causes beyond its reasonable control, including acts of God, catastrophic phenomena such as fire, flood, and earthquake, a Total Loss or Constructive Total Loss (as defined in Appendix 6) of any of XM’s satellites, and acts of government (“Force Majeure”).

12.6.2 For a Party to claim Force Majeure hereunder, it must notify the other Party within five (5) days after the commencement of the Force Majeure, detailing the cause of the Force Majeure, the date the Force Majeure began, and the anticipated length of the Force Majeure. If the Force Majeure lasts for more than sixty (60) days, the Party not claiming the Force Majeure may terminate this Agreement by written notice to the other Party.

12.7 Governing Law. This Agreement will be governed by the laws of New York, without giving effect to its conflicts of law provisions.

12.8 Governmental Approvals. This Agreement will not be effective until the Parties have received any necessary governmental or other administrative approvals.

12.9 Non-Waiver. If at any time a Party elects not to assert its rights under any provision of this Agreement, it will not be construed as a waiver of any of its rights hereunder.

12.10 Notices. All communications hereunder will be given in English by letter, e-mail or facsimile directed, in respect of XM to:

XM Satellite Radio Inc.
Attn: Dan Murphy
SVP	Tel: 202-380-4252
1500 Eckington Place, N.E.	Fax: 202-380-4310
Washington, D.C. 20002	e-mail: dan.murphy@XMRADIO.COM
United States of America

and in respect of THE COMPANY:

INFO-HOLD, INC
4120 AIRPORT RD
CINCINNATI OHIO 45226	Tel: 513.248.5600
Fax: 513.248.5702

ATTN; Joey C. Hazenfield President/Ceo e-mail JOEY@INFOHOLD.COM or such other addresses as either Party may have previously specified in the manner set forth above.

12.11 Press Releases. Neither Party will issue a press release related to the subject matter hereof without the other Party’s prior consent.

12.12 Required Permits and Licenses. Manufacturer will obtain and pay for any permits and the like relating to the sale of the XM Receivers; provided that XM will cooperate as necessary in such efforts. The Parties will comply with all applicable export compliance laws, including the obtaining of any export licenses required under the laws or regulations of the United States or Japan for the export of technical information or XM Receivers. The Parties will cooperate wherever necessary to obtain any such export licenses.

12.13 Severability. Should any part of this Agreement be held unenforceable in any jurisdiction, the validity of the remaining parts will not be affected.

XM Satellite Radio Inc.	INFO-HOLD,INCMANUFACTURER

By:	/s/ Dan Murphy	By:	/s/ Joey C Hazenfield
Name:	Dan Murphy	Name:	Joey C Hazenfield
Title:	SVP, Marketing and Retail Distribution	Title:	President/Ceo
Date:	9/10/2004	Date:	8/10/04

Appendix 1

Technical Specifications

XM will provide this information after the Agreement is signed and as the technology is developed.

Appendix 2

Licensed XM Edge Manufacturers

1.	Flextronics

2.	TBD

Licensed XM Radio Test Equipment Manufacturers

1.	Rohde & Schwarz GmbH

Appendix 3

XM Patent Rights

“List of XM patent rights will be provided after this agreement is signed”

Appendix 4

Licensed Marks

“XM”®

INSERT LOGO

Appendix 5

Effective December 1, 2002, costs associated with Type Approval testing performed by XM Satellite Radio will be charged to the manufacturer seeking radio approval. This new policy applies to both Type Approval I (Functionality) and Type Approval II (Performance). Each individual receiver or piece of XM capable equipment utilizing the XM chipset that will be manufactured for retail, distributors, and/or OEM must go through the type approval process. The fees to be charged for service are as follows:

Type Approval Part I Fees:

•	Type Approval (Head Unit/Controller Functionality) Part I testing will be charged on a per day basis.

•	Charge per day (8-hours): $1000.00 USD

•	Each different receiver/software version will count as a separate test.

•	Typical TA I testing (Full) takes 1-2 days. XM will advise if testing takes longer than 2 days

•	Manufacturers must submit two samples for type approval part I.

•

Manufacturer should perform each of the relevant type approval tests on their own prior to submission to XM for formal type approval. Provide results of these tests prior to submitting units for official XM Type Approval tests.

•	Manufacturers must submit user manual per each Head Unit.

•	Manufacturers must submit software firmware version with the two samples.

•	Manufacturers must submit radio identification number one week ahead of type approval testing in Florida.

Type Approval Part II Fees:

•	Type Approval Part II (Head Unit Receiver/Hardware Performance) testing will be a flat rate equivalent to three days of testing per request.

•	Flat fee charge per request: $3000.00 USD

•	Any full re-test requested will be considered a new charge at the same rate.

•	Changes in hardware (component changes and/or PCB layout changes) will require full re-testing.

•	Re-testing of specific sub-sections of Part II will be charged at $1000.00 USD per day.

Ancillary devices:

Any devices duplicating the functionality of the main controller/head unit will not be Type Approved. Requestor/Manufacturer will provide written certification that any such devices conform to the Minimum Feature Functionality Requirements Document XM-BUS-0-0003-RD.

Technical Notes:

See Type Approval Procedures in the eRoom for further guidance (XM-TEC-3-0042 Type Approval I, rev 1.30; XM-TEC-3-0043 Type Approval II, rev 1.4). All Type Approval requests require prior test data taken at the requestor’s facilities. Type Approval testing must be scheduled 30 days in advance.

Type Approval Purchase Order Submittal:

XM must receive a Purchase Order (PO) before any Type Approval or Technical Support testing will commence.

Appendix 6

Total Loss or Constructive Total Loss of XM Satellites

For purposes of Article 12.9 of this Agreement, the following terms will be defined as follows:

“Total Loss” is deemed to have occurred if any XM satellite is lost or destroyed or its station keeping is impossible.

“Constructive Total Loss” is deemed to have occurred when the loss ratio of any XM satellite is equal to or greater than fifty percent (50%).

Appendix 7

Additional Distribution Terms and Conditions

1. APPOINTMENT OF MANUFACTURER. XM hereby appoints Manufacturer to promote subscriptions (“Subscriptions”) for the XM Programming Packages identified in Section 2 below, which may be changed from time to time by XM and not any other programming packages or services XM may offer. Manufacturer may promote Subscriptions only from residents and businesses of the continental United States. Manufacturer hereby accepts such appointment and shall use its best commercial efforts to promote XM Subscriptions and to promote and enhance XM’s business, reputation and goodwill.

2. XM PROGRAMMING PACKAGES.

2.1 An XM Satellite Radio Commercial Programming Package containing up to 100 channels of music, news, information, and sports for a subscription fee of $27.95 per month.

3. MANUFACTURER’S GENERAL OBLIGATIONS.

3.1 SUB-AGENTS. Manufacturer may perform its obligations hereunder indirectly through sub-agents, and Manufacturer hereby agrees that it shall be responsible to XM for any failure of Manufacturer or any sub-agent to perform such obligations hereunder. Manufacturer is responsible for enforcing all terms of this Appendix 7 on its sub-agents.

3.2 SALES PERSONNEL. Manufacturer shall allow only its employees and sub-agents to promote orders for the XM Programming Package except with XM’s prior written consent which may be withheld at XM’s discretion.

3.3 ADVERTISING. Manufacturer and sub-agents shall promote and advertise XM and its DARS at its sole cost. Manufacturer shall ensure that all such promotion and advertising materials shall comply with the XM Retail Advertising Guidelines (“Retail Advertising Guidelines”), which will be provided to Manufacturer by XM. No approval or guidelines shall limit Manufacturer’s obligation to comply with applicable law or be deemed an endorsement of any advertising content except as it relates to XM’s DARS.

4. MANUFACTURER’S BUSINESS REQUIREMENTS.

4.1. MANUFACTURER’S COURSE OF BUSINESS. Manufacturer shall conduct all of its XM Radio sales, installation warranty, maintenance, customer training and questions, including repair business, in accordance with its standard business practices. At the request of XM, Manufacturer shall display notices to its customers, in such form, places and manner as XM may reasonably require, and that Manufacturer and not XM shall be responsible for all Manufacturer’s and sub-agents actions in this regard. XM disclaims any control over Manufacturer’s business except to the limited extent expressly provided herein to support its promotion and sale of XM Radios.

4.2. APPROVED EQUIPMENT. All XM Radios offered by Manufacturer for use with XM’s Programming Packages must be manufactured by an XM approved licensed manufacturer. XM shall notify Manufacturer of such approved XM Radio manufacturers and models that XM authorizes the Manufacturer to promote.

5. MANUFACTURER COMPENSATION PROGRAM.

5.1 COMPENSATION PAYMENT. In consideration of Manufacturer’s continuing support of promotion and advertising designed to result in new Subscribers, as well as Manufacturer’s continuing service to Subscribers (such continuing support and service shall be collectively referred to as (“Continuing Service”)), XM shall pay Manufacturer in accordance with Section 5.2 below (“Compensation”). XM reserves the right with thirty (30) day written notice to change the compensation structure in Section 5.2. Manufacturer’s right to receive, and XM’s obligation to pay, such Compensation is conditioned on XM’s receipt from Manufacturer of an electronic report that utilizes XM’s web-based or Electronic Data Interchange information exchange system of all XM Radios sold to customers with the Manufacturer’s XM account number, XM Radio Identification number, radio model and serial number and other information required to identify the Manufacturer’s XM Subscribers (“Subscriber Information”). Any commission or other fee paid by XM under this Agreement shall not be contested by Manufacturer unless Manufacturer shall provide XM in writing within sixty (60) business days of issuance of said commission or fee, notice that Manufacturer in good faith believes payment to be incorrect, a detailed statement of the reason why the Manufacturer believes there is an error, and all documentation including but not limited to sales receipts, XM Radio Identification number, etc, in support of Manufacturer’s belief.

5.2 COMPENSATION AMOUNT AND QUALIFICATIONS. Up to termination or expiration of this Agreement, XM shall pay Manufacturer, on a monthly basis, $5 per month for each Qualified Commercial Account (as defined below) that is activated and remains a paying Qualified Commercial Account. Manufacturer shall be entitled to Continuing Service Compensation for up to five (5) years from the activation date for each Qualifying Commercial Account. XM will pay Manufacturer for this Continuing Service Compensation within forty-five (45) days after the end of the calendar month for which XM receives payment from the applicable Qualified Commercial Account. Manufacturer will compensate each sub-agent no less than $4 of the Continuing Compensation per Qualified Commercial Account.

(a) A “Qualified Commercial Account” is any commercial account:

(i) that purchases an XM Radio from Manufacturer or through a sub-agent and subscribes to an XM Commercial Programming Package, which commercial subscription is accepted by XM;

(ii) that is identified as having purchased an XM Radio from Manufacturer by inclusion of Manufacturer’s unique identifier in such Subscriber’s XM account;

(iii) that is identified as a new XM subscriber account to the XM Commercial Programming Package; and

(iv) who has paid uninterruptedly (excluding interruptions in payment of three(3) months of service or less) during the paying period; and

(v) who has not received any programming services from XM within the previous twelve (12) months.

(b) Manufacturer acknowledges that notwithstanding anything to the contrary herein, XM shall not be required to pay Compensation for:

(i) Any XM Radio sold by Manufacturer for which XM has already paid or owes compensation (either with or without Manufacturer’s knowledge of such compensation).

(ii) Subscriber information provided to XM electronically by Manufacturer sixty (60) days after the activation date of the XM Radio.

(iii) Any Subscriber activations that are in the name of the Manufacturer, Manufacturer’s independent contractors, or sub-agents.

(iv) If Manufacturer misrepresents or fails to fully disclose any prices or other terms of XM Programming Packages to any customer, which results in such customer receiving a payment or credit from XM.

(v) Any brand or model of XM Radio or product not manufactured by or for Manufacturer.

6. RIGHTS AND OBLIGATIONS UPON TERMINATION OR CANCELLATION.

6.1 OBLIGATIONS OF MANUFACTURER. Upon termination of this Agreement for any reason, Manufacturer shall, and shall cause its sub-agents to, immediately cease using and shall, upon request of XM, deliver to XM; (a) any unused XM sales literature; and (b) all forms, directives, policy manuals and other written information and materials supplied to it by XM pursuant to this Agreement or which contain XM’s Marks. On termination, Manufacturer shall immediately discontinue all solicitations of XM Programming Packages and all use of XM’s Confidential Information and shall cease to identify itself as an authorized entity promoting and soliciting on behalf of XM’s DARS or otherwise affiliated in any manner with XM. Manufacturer agrees that for a period of two (2) years after termination, Manufacturer shall not directly solicit any Subscriber, who was procured by Manufacturer and is an XM Subscriber as of such termination date to terminate their XM service and activate with another DARS.

6.2 WAIVER OF CLAIMS. EACH PARTY WAIVES ANY RIGHT TO COMPENSATION AND DAMAGES IN CONNECTION WITH THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE HEREWITH, TO WHICH IT MIGHT OTHERWISE BE ENTITLED UNDER ANY APPLICABLE LAW. BY WAY OF EXAMPLE, MANUFACTURER SHALL HAVE NO RIGHT, BASED ON SUCH TERMINATION, TO ANY PAYMENT FROM XM FOR LOST BUSINESS, FUTURE PROFITS, LOSS OF GOODWILL, REIMBURSEMENT OF EXPENDITURES OR INVESTMENTS MADE OR COMMITMENTS ENTERED INTO, ADVERTISING COSTS, OVERHEAD OR OTHER COSTS INCURRED OR ACQUIRED BASED UPON THE BUSINESS DERIVED OR ANTICIPATED UNDER THIS AGREEMENT OR FOR ANY OTHER DAMAGES.